                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                               SCHEDULE 13G/A
                  Under the Securities Exchange Act of 1934
                             (Amendment No. 5)*

                         Community Financial Corp.
----------------------------------------------------------------------------
                              (Name of Issuer)


                       Common Stock, $0.01 par value
----------------------------------------------------------------------------
                       (Title of Class of Securities)

                                20364V-10-9
                             -----------------
                               (CUSIP Number)

                                    N/A
----------------------------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ X  ]        Rule 13d-1(b)
                  [ X  ]        Rule 13d-1(c)
                  [    ]        Rule 13d-1(d)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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-------------------------------                         -----------------------
CUSIP No.    20364V-10-9                                Page 2 of 9 Pages
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-------------------------------                         -----------------------

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     1       NAMES OF REPORTING PERSONS

             Community Financial Corp. Employee Stock Ownership Plan Trust

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             37-1344248

--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Illinois

--------------------------------------------------------------------------------
   NUMBER OF
                             5      SOLE VOTING POWER
    SHARES                          -0-

  BENEFICIALLY            ------------------------------------------------------
                             6      SHARED VOTING POWER
   OWNED BY                         116,479

    EACH                  ------------------------------------------------------
                             7      SOLE DISPOSITIVE POWER
   REPORTING                        -0-

    PERSON                ------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER
     WITH                           116,479

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             116,479

--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                          / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             5.4%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON
             EP

================================================================================



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CUSIP No.    20364V-10-9                                Page 3 of 9 Pages
             -----------
-------------------------------                         -----------------------

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     1       NAMES OF REPORTING PERSONS

             Michael F. Bauman

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
--------------------------------------------------------------------------------
   NUMBER OF
                             5      SOLE VOTING POWER
    SHARES                          10,007

  BENEFICIALLY            ------------------------------------------------------
                             6      SHARED VOTING POWER
   OWNED BY                         2,182

    EACH                  ------------------------------------------------------
                             7      SOLE DISPOSITIVE POWER
   REPORTING                        10,007

    PERSON                ------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER
     WITH                           2,182

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             12,189

--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                          / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             .6%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON
             IN

================================================================================


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-------------------------------                         -----------------------
CUSIP No.    20364V-10-9                                Page 4 of 9 Pages
             -----------
-------------------------------                         -----------------------

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     1       NAMES OF REPORTING PERSONS

             Roger A. Charleston

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States

--------------------------------------------------------------------------------
   NUMBER OF
                             5      SOLE VOTING POWER
    SHARES                          31,459

  BENEFICIALLY            ------------------------------------------------------
                             6      SHARED VOTING POWER
   OWNED BY                         2,182

    EACH                  ------------------------------------------------------
                             7      SOLE DISPOSITIVE POWER
   REPORTING                        31,459

    PERSON                ------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER
     WITH                           2,182

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             33,641

--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                          / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             1.6%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON
             IN

================================================================================

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-------------------------------                         -----------------------
CUSIP No.    20364V-10-9                                Page 5 of 9 Pages
             -----------
-------------------------------                         -----------------------

================================================================================

     1       NAMES OF REPORTING PERSONS

             Brad A. Jones

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) / /
                                                                        (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States

--------------------------------------------------------------------------------
   NUMBER OF
                             5      SOLE VOTING POWER
    SHARES                          13,867

  BENEFICIALLY            ------------------------------------------------------
                             6      SHARED VOTING POWER
   OWNED BY                         2,182

    EACH                  ------------------------------------------------------
                             7      SOLE DISPOSITIVE POWER
   REPORTING                        13,867

    PERSON                ------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER
     WITH                           2,182

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             16,049

--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                          / /

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             .7%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON
             IN

================================================================================




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CUSIP No.    20364V-10-9                                Page 6 of 9 Pages
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-------------------------------                         -----------------------

ITEM 1.       (a)      Name of Issuer:

                       Community Financial Corp.

              (b)      Address of Issuer's Principal Executive Offices:

                       240 E. Chestnut Street
                       Olney, Illinois 62450-2295

ITEM 2.       (a)      Name of Person Filing:

                       Community Financial Corp. Employee Stock Ownership
              Plan Trust ("ESOP") and the following individuals who serve as its trustees: Michael F. Bauman; Roger A. Charleston; and Brad
              A. Jones.

              (b)      Address of Principal Business Offices or, if none,
                       Residence:

                       Same as Item 1(b).

              (c)      Citizenship:

                       See Row 4 of the second part of the cover page provided
              for each reporting person.

              (d)      Title of Class of Securities:

                       Common Stock, $0.01 par value per share.

              (e)      CUSIP Number:

                       See the upper left corner of the second part of the
              cover page provided for each reporting person.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(b) OR SECTIONS 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              (a)  [ ]  Broker or Dealer registered under Section 15 of the Act
                        (15 U.S.C. 78o)
              (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act
                        (15 U.S.C. 78c)
              (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
                        Act (15 U.S.C. 78c)


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CUSIP No.    20364V-10-9                                Page 7 of 9 Pages
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              (d)  [ ]  Investment Company registered under Section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 809-8)
              (e)  [ ]  An investment adviser in accordance with Section
                        240.13d-1(b)(1)(ii)(E)
              (f)  [X]  An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)
              (g)  [ ]  A parent holding company or control person, in
                        accordance with Section 240.13d-1(b)(ii)(G)
              (h)  [ ]  A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813)
              (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
                        Investment Company Act of 1940 (15 U.S.C. 80-a-3)
              (j)  [X]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

              Items (a), (b), (c), (d), (e), (g), (h) and (i) are not applicable. This Schedule 13G is being filed on behalf of the ESOP identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

ITEM 4.       OWNERSHIP.

              (a)  Amount Beneficially Owned:

                   See Row 9 of the second part of the cover page provided for each reporting person.

              (b)  Percent of Class:

                   See Row 11 of the second part of the cover page provided for each reporting person.

              (c) See Rows 5, 6, 7 and 8 of the second part of the cover page provided for each reporting person.


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable


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CUSIP No.    20364V-10-9                                Page 8 of 9 Pages
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ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable

ITEM 10.      CERTIFICATIONS.

              By signing below, each signatory in the capacity of an ESOP trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP No.    20364V-10-9                                Page 9 of 9 Pages
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-------------------------------                         -----------------------


                                 SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.

COMMUNITY FINANCIAL CORP
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:

/s/ Michael F. Bauman                                      February 22, 2001
_____________________________________                      _____________________
Michael F. Bauman, as Trustee                              Date

/s/ Roger A. Charleston                                    February 22, 2001
_____________________________________                      _____________________
Roger A. Charleston, as Trustee                            Date

/s/ Brad A. Jones                                          February 22, 2001
_____________________________________                      _____________________
Brad A. Jones, as Trustee                                  Date

/s/ Michael F. Bauman                                      February 22, 2001
_____________________________________                      _____________________
Michael F. Bauman, as an Individual                        Date
     Stockholder

/s/ Roger A. Charleston                                    February 22, 2001
_____________________________________                      _____________________
Roger A. Charleston, as an Individual                      Date
     Stockholder

/s/ Brad A. Jones                                          February 22, 2001
_____________________________________                      _____________________
Brad A. Jones, as an Individual                            Date
     Stockholder




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                                                                    EXHIBIT 1

                           JOINT FILING AGREEMENT

     Pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13G/A to which this Joint Filing Agreement is being filed as an exhibit shall be a joint statement filed on behalf of each of the undersigned.



COMMUNITY FINANCIAL CORP
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:

/s/ Michael F. Bauman                                      February 22, 2001
_____________________________________                      _____________________
Michael F. Bauman, as Trustee                              Date

/s/ Roger A. Charleston                                    February 22, 2001
_____________________________________                      _____________________
Roger A. Charleston, as Trustee                            Date

/s/ Brad A. Jones                                          February 22, 2001
_____________________________________                      _____________________
Brad A. Jones, as Trustee                                  Date

/s/ Michael F. Bauman                                      February 22, 2001
_____________________________________                      _____________________
Michael F. Bauman, as an Individual                        Date
     Stockholder

/s/ Roger A. Charleston                                    February 22, 2001
_____________________________________                      _____________________
Roger A. Charleston, as an Individual                      Date
     Stockholder

/s/ Brad A. Jones                                          February 22, 2001
_____________________________________                      _____________________
Brad A. Jones, as an Individual                            Date
     Stockholder